Exhibit 99.1

Plus, a Global Provider of Self-Driving Truck Technology, to Become Publicly Listed Through

Business Combination with Hennessy Capital Investment Corp. V

●	Autonomous Trucking Technology Company Plans to Start Mass Production in 2021

●	Proprietary Full-Stack Level 4 (“L4”) Software is Behind the Decision-Making Required to Autonomously, Safely and Intelligently Drive the Vehicle

●	Post-Combination Represents Market Capitalization of $3.3 Billion for Plus

●	Plus to Add Up to Approximately $500 Million in Gross Proceeds to Accelerate Commercialization and Expand Global Operations

●	Transaction Supported by $150 Million PIPE, Including Investments From Funds and Accounts Managed by BlackRock and the D. E. Shaw Group, Among Other Institutional Investors

CUPERTINO, CA., and NEW YORK, NY., May 10, 2021 – Plus (formerly Plus.ai) (the “Company”), a global provider of self-driving truck technology, announced it has entered into a definitive business combination agreement with Hennessy Capital Investment Corp. V (NASDAQ: HCIC) (“HCIC V” or “Hennessy Capital”), a publicly traded special purpose acquisition company. Upon closing, Plus will be a publicly traded company and its common stock is expected to trade on the NYSE under the ticker symbol “PLAV”. The transaction represents a post-combination market capitalization of approximately $3.3 billion for Plus upon closing.

Self-Driving Truck Developer Plans to Start Mass Production of an Autonomous Driving System

Plus is a global provider of self-driving truck technology that makes trucks safer, more efficient, more comfortable, and better for our environment. Plus’s cutting-edge autonomous driving technology solution is comprised of three pillars, including:

●	Proprietary full-stack “L4” software behind the decision-making required to autonomously, safely and intelligently drive the vehicle;

●	A mass-production ready, low cost, high-performance hardware platform that enables a truck to drive autonomously; and

●	A data engine that leverages real-world driving data to continuously upgrade algorithms and ultimately reach L4 autonomy.

PlusDrive uses advanced sensing technologies, including radar, LiDAR, and cameras to provide a 360-degree sensing system. Data gathered through the sensors help the system identify objects nearby, plan its course, predict the movement of those objects, and finally control the vehicle to make its next move safely. Plus’s advanced multi-modal sensor system solves vibration and long-range camera drift problems for mass production as well as adequately addresses adverse weather and lighting for commercial deployment. A link to a video of Plus’s autonomous driving solution and other additional materials can be found on its investor relations page at www.plus.ai/investors.

The Company plans to begin mass production of an autonomous driving solution, PlusDrive, starting in 2021 with FAW, the world’s largest heavy-truck manufacturer, which produced more heavy-duty trucks in 2020 than both the U.S and European markets. In addition, Plus is working with some of the largest fleets in the U.S. and China to pilot commercial freight operations. The Company is also working with IVECO, one of the top global truck manufacturers in the world, to jointly develop autonomous trucks that will be deployed across China, Europe and other geographies.

Management Comments

“All of us at Plus are inspired each day to help make heavy trucks safer and more comfortable, reduce operational costs for fleets, and make our world greener. We are on track to start mass production of autonomous trucks this year,” said David Liu, CEO and Co-founder of Plus. “This transaction enables Plus to continue growing our business globally, so that fleets and drivers can benefit from our revolutionary technology and usher in a new generation of innovation. At the same time, the transaction introduces a partner in HCIC V that shares our focus on sustainable technology and infrastructure, is aligned on our growth and value creation objectives, and recognizes the challenges trucking companies face today. We look forward to working closely with the HCIC V team as we move to commercial deployment and deliver value for drivers, customers and shareholders.”

“We are excited to partner with Plus on their mission to make long-haul trucking safer, cheaper, and better for the environment,” said Daniel J. Hennessy, Chairman and CEO of HCIC V. “HCIC V was formed with the goal of merging with a company that provides sustainable technologies. While we evaluated a number of potential partners, Plus stood out for its unique AI-powered autonomous trucking technology, its partnerships with OEMs and world-class customers, and its strategic roadmap to start the broad commercialization of its intelligent transportation solutions today. We look forward to collaborating with David and his team of experts in automotive safety, self-driving technology, artificial intelligence, robotics, cybersecurity and product development, as Plus transforms the global freight market with a safe self-driving trucking system and creates shareholder value.”

Well Positioned to Capitalize on the Autonomous Freight Opportunity

●	Significant Addressable Market Opportunity and Impact:
○	The market opportunity for autonomous long-haul trucking has been estimated at approximately $1.2 trillion for the United States and China, while the total addressable global freight market is expected to be approximately $4 trillion. In addition, Plus’s Supervised Level 4 (“SL4”) PlusDrive solution provides significant value to its customers and accelerates the development of the Company’s L4 fully autonomous system. SL4 is expected to increase fleet operator’s gross profit per truck by 30% to 70%.

●	Strategic Leader in Commercialization:
○	In China, Plus will power the flagship product of FAW starting this year with the mass production of the FAW J7L3, which was jointly developed by Plus and FAW. In the U.S., Plus was selected as the provider of 1,000 autonomy-enabled trucks to one of the largest private truck fleets and has already started delivering its initial batch of PlusDrive-enabled retro-fit units. Plus has a clear roadmap and established partnerships to power tens of thousands of supervised autonomous trucks in the next few years and plans to reach full autonomy with L4 trucks by the end of 2024. In addition, Plus’s proprietary software has been commercially validated by customers in the U.S. and China, and thousands of units have already been ordered or pre-ordered globally.

●	Scalable and Profitable Path to Driver-out Autonomy:
○	Plus expects to start generating revenue in 2021 from mass-produced and retrofitted trucks as the Company begins its SL4 truck production and delivery in China and the U.S. in 2021. Over time and through billions of real-world miles, Plus expects to collect the data required to demonstrate the safety of PlusDrive to be operated without a driver.

●	Providing Sustainability Benefits:
○	The Company’s technology delivers a multitude of benefits in terms of improved safety, efficiency, reliability, comfort, and sustainability. Its L4 autonomous driving system will make the roads safer while reducing operating costs by approximately 38%, and reducing carbon emissions by approximately 1.1 million tons between 2021 and 2024. Its L4 system is also projected to improve asset utilization, increasing revenue per truck by 100%. At the same time, with proprietary algorithms that are constantly optimizing fuel use, PlusDrive-enabled trucks save an estimated 10% to 20% in fuel costs.

Business Combination Overview

The proposed business combination has been unanimously approved by the Boards of Directors of both Plus and HCIC V and is expected to close in the third quarter of 2021, subject to the satisfaction of the necessary regulatory approvals and customary closing conditions, including the approval of HCIC V’s shareholders.

The business combination is expected to deliver up to approximately $500 million in gross proceeds at closing, including approximately $345 million of cash held in HCIC V’s trust account from its initial public offering in January 2021, assuming no redemptions by HCIC V’s public stockholders. The business combination is further supported by a fully committed common stock PIPE at $10.00 per share of $150 million, including investments from funds and accounts managed by BlackRock and the D. E. Shaw group, among other institutional investors. Under the terms of the business combination, Plus’s existing shareholders will convert 100% of their ownership stakes into the combined company and are expected to own approximately 80% of the post-combination company at close.

Additional information about the proposed business combination, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by HCIC V today with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Goldman Sachs is acting as exclusive financial advisor and Linklaters LLP and Kirkland & Ellis LLP are acting as legal counsel to Plus. Barclays Capital Inc. is acting as financial and capital markets advisor and Sidley Austin LLP is acting as legal counsel to Hennessy Capital Investment Corp. V. Goldman Sachs and Barclays Capital Inc. are acting as joint placement agents and Shearman & Sterling LLP is acting as their legal counsel with respect to the PIPE.

Conference Call Information

Plus and Hennessy Capital Investment Corp. V will host a joint investor conference call to discuss the proposed business combination and review the investor presentation today, May 10, 2021, at 8:30 am Eastern Time.

A live webcast of the conference call and associated presentation materials will be accessible on HCIC V’s website at www.hennessycapllc.com and on Plus’s investor relations page at www.plus.ai/investors. A replay of the conference call will be available after completion of the conference call and can be accessed on the investor relations pages.

About Plus

Plus is an autonomous driving technology company headquartered in Silicon Valley and founded in 2016 by serial entrepreneurs and industry veterans who have extensive experience in automotive technology and artificial intelligence. Plus is enabling trucks with its mass-production ready, low-cost, and high-performance full-stack Level 4 autonomous driving technology to make long-haul trucking safer, more efficient, and more sustainable. Mass production and global deployment of its supervised autonomous driving system, which reduces fuel consumption by an estimated 10-20% compared to a traditional truck, is planned to start in 2021. The Company is also collaborating with leading truck manufacturers, fleets, and ecosystem partners to drive the development of decarbonization transportation solutions including autonomous trucks powered by natural gas. For more information, please visit www.plus.ai or follow us on LinkedIn or YouTube.

About Hennessy Capital Investment Corp. V

Hennessy Capital Investment Corp. V is a special purpose acquisition company (or SPAC) which raised $345 million in its IPO in January 2021 and is listed on the Nasdaq Capital Market (NASDAQ: HCIC). Hennessy Capital Investment Corp. V was founded by Daniel J. Hennessy to pursue an initial business combination, with a specific focus on businesses in the sustainable industrial technology and infrastructure industries. For more information, please visit www.hennessycapllc.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “may,” “will,” “expect,” “continue,” “should,” “would,” “anticipate,” “believe,” “seek,” “target,” “predict,” “potential,” “seem,” “future,” “outlook” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) statements regarding estimates and forecasts of financial and performance metrics and projections of market opportunity and market share; (2) references with respect to the anticipated benefits of the proposed business combination and the projected future financial performance of Plus and Plus’s operating companies following the proposed business combination; (3) changes in the market for Plus’s products and services and expansion plans and opportunities; (4) Plus’s unit economics; (5) the sources and uses of cash of the Potential Business Combination; (6) the anticipated capitalization and enterprise value of the combined company following the consummation of the Potential Business Combination; (7) the projected technological developments of Plus and its competitors, (8) anticipated short- and long-term customer benefits; (9) current and future potential commercial and customer relationships; (10) the ability to manufacture efficiently at scale; (11) anticipated investments in research and development and the effect of these investments and timing related to commercial product launches and (12) expectations related to the terms and timing of the proposed business combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s and HCIC V’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company and HCIC V. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to the Company; Plus’s ability to successfully and timely develop, manufacture, sell and expand its technology and products, including autonomous driving offerings and otherwise implement its growth strategy; Plus’s ability to adequately manage any supply chain risks, including the purchase of a sufficient supply of critical components incorporated into its product offerings; risks relating to Plus’s operations and business, including information technology and cybersecurity risks, failure to adequately forecast supply and demand, loss of key customers and deterioration in relationships between Plus and its employees; Plus’s ability to successfully collaborate with business partners; demand for Plus’s current and future offerings; risks that orders that have been placed for Plus’s products are cancelled or modified; risks related to increased competition; risks relating to potential disruption in the transportation and shipping infrastructure, including trade policies and export controls; risks that Plus is unable to secure or protect its intellectual property; risks of product liability or regulatory lawsuits relating to Plus’s products and services; risks that the post- combination company experiences difficulties managing its growth and expanding operations; the uncertain effects of the COVID-19 pandemic; the “Risk Factors” section of this Presentation; and those risk factors discussed in documents of New Plus and HCIC V filed, or to be filed, with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither HCIC V nor the Company presently know or that HCIC V and the Company currently believe are immaterial that could also cause actual results to differ from those contained in the forwardlooking statements. In addition, forward-looking statements reflect HCIC V’s and the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. HCIC V and the Company anticipate that subsequent events and developments will cause HCIC V’s and the Company’s assessments to change. However, while HCIC V and the Company may elect to update these forward-looking statements at some point in the future, HCIC V and the Company specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing HCIC V’s and the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Important Information for Investors and Shareholders In connection with the proposed business combination, Plus Inc. (“New Plus”) will file a registration statement on Form F-4 (the “Registration Statement”) with the SEC, which will include a prospectus with respect to New Plus’s securities to be issued in connection with the business combination and a proxy statement to be distributed to holders of HCIC V’s common stock in connection with HCIC V’s solicitation of proxies for the vote by HCIC V’s stockholders with respect to the business combination and other matters to be described in the Registration Statement (the “Proxy Statement”). Following the Registration Statement having been declared effective by the SEC, HCIC V will file the definitive Proxy Statement with the SEC and will mail copies to stockholders of HCIC V as of a record date to be established for voting on the proposed Business Combination. Additionally, New Plus and HCIC V will file other relevant materials with the SEC in connection with the business combination. Security holders of Plus, New Plus, and HCIC V are urged to read the Registration Statement and Proxy Statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the proposed business combination and the parties thereto. Security holders of Plus, New Plus, and HCIC V may also obtain a copy of the Registration Statement and Proxy Statement, when available, as well as other documents filed with the SEC regarding the proposed business combination by New Plus and HCIC V, without charge, at the SEC’s website located at www.sec.gov. Copies of these filings may be obtained free of charge on Plus’s website or by directing a request to Plus Inc., and/or on HCIC V’s website http://www.hennessycapllc.com/ or by directing a request to Nicholas A. Petruska, Executive Vice President, Chief Financial Officer, 3415 N. Pines Way, Suite 204, Wilson, Wyoming 83014 or by telephone at (307) 201-1903. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release. Participants in the Solicitation The Company, HCIC V and New Plus and their respective directors and officers may be deemed participants in the solicitation of proxies of HCIC V’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of HCIC V’s executive officers and directors in the solicitation by reading HCIC V’s Registration Statement on Form S-1, declared effective by the SEC on January 14, 2021, and the Registration Statement, Proxy Statement and other relevant materials filed with the SEC in connection with the proposed business combination when they become available. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to HCIC V’s shareholders in connection with the proposed business combination, including a description of their direct and indirect interests, which may, in some cases, be different than those of their stockholders generally, will be set forth in the Proxy Statement when it becomes available. No Offer or Solicitation This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

Plus

For Media

Lauren Kwan
pr@plus.ai

Ed Trissel / Aaron Palash / Kara Brickman
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

For Investors

Wen Han
ir@plus.ai

Hennessy Capital Investment Corp. V

Cody Slach
Gateway IR
949-574-3860

HCIC@gatewayir.com

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